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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-84866

PROSPECTUS

59,246 Shares

COHERENT, INC.

Common Stock

        In connection with our acquisition of a majority ownership interest in Tutcore Oy, Ltd., a company registered under the laws of Finland, we issued 59,246 shares of our common stock to the shareholders of Tutcore Oy. This prospectus may be used by shareholders of Tutcore Oy to resell shares of our common stock issued to them in the Tutcore Oy acquisition.

        The prices at which these shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

        Our common stock is quoted on The Nasdaq National Market under the symbol "COHR." On April 1, 2002, the last sale price of our common stock as reported on The Nasdaq National Market was $34.75.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 2, 2002

Where You Can Find More Information

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares being offered by and for the account of the selling shareholders. This prospectus does not contain all the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, statements, or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the registration statement, are also available to the public at the SEC's web site at http://www.sec.gov.

Incorporation of Certain Documents by Reference

        The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the time all of the securities offered by this prospectus have been sold. The documents we are incorporating by reference are as follows:

        (a)  our Proxy Statement for the 2002 Annual Meeting of the Stockholders, as filed with the SEC on February 15, 2002;

        (b)  our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, as filed with the SEC on December 18, 2001, as amended by our 10-K/A, filed with the SEC on January 25, 2002;

        (c)  our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2001, as filed with the SEC on February 12, 2002;

        (d)  the description of our common stock contained in our registration statement on Form 8-A as filed with the SEC, including any amendments or reports filed for the purpose of updating that description; and

        (e)  the description of the common stock purchase rights for our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A/A filed with the SEC on July 1, 1998, including any amendments or reports filed for the purpose of updating that description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus, at no cost by writing or telephoning us at the following address:

Coherent, Inc.
Investor Relations
5100 Patrick Henry Drive
Santa Clara, CA 95054
(408) 764-4000

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information.

The Company

        Our principal executive offices are located at 5100 Patrick Henry Drive, Santa Clara, California 95054. Our telephone number is (480) 764-4000. Our web site on the Internet is located at http://www.coherentinc.com. We do not intend the information found on our web site to be part of this prospectus.

Plan of Distribution

        We are registering 59,246 shares of our common stock on behalf of the selling shareholders. As used herein, "selling shareholders" includes the selling shareholders named in the table below and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling shareholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at varying prices related to the then current market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the shares directly or, alternatively, to or through broker-dealers or other agents. The shares may be sold by one or more of, or a combination of, the following:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

        The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares of a selling shareholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

        The shares may be sold by selling shareholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s);

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  the number of shares involved;

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  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

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  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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  other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares identified in this prospectus. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Selling Shareholders

        All of the securities being registered are being offered by and for the account of the selling shareholders described in this section. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of their employment with us as of and since the date of the closing of the acquisition of Tutcore Oy. No estimate can be given as to the amount of our common stock that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the shares of our common stock beneficially owned by them or that may hereafter be acquired by them. The following table sets forth certain information as of March 25, 2002 concerning the number of shares beneficially owned by each selling shareholder and the number of shares being registered by this prospectus that may be offered and sold from time to time by the selling shareholders named below.

Name of Selling Shareholder	Number of Shares Beneficially Owned	Percent of Outstanding Shares	Number of Shares Registered for Sale Hereby
Harry Mikael Asonen	11,566	*	7,959
Rauno Asonen	3,537	*	3,537
Simo Matti Asseri Arra	3,896	*	3,896
Juha Hautala	1,074	*	884
Leena Kivipelto-Mattila	4,616	*	4,062
Hannu Arvi Ilmari Kojola	3,896	*	3,896
Jouko Ilmari Haapamaa	7,973	*	7,779
Jari Tapani Nappi	8,828	*	7,959
Markus Pessa	7,959	*	7,959
Keijo Rakennus	7,091	*	6,010
Mika Antero Toivonen	3,718	*	3,537
Arto Salokatve	2,956	*	1,768

Totals	67,110		59,246

*
Represents beneficial ownership of less than one percent.

(1)
Computed in accordance with Rule 13d-3(d)(i) promulgated under the Securities Exchange Act of 1934, as amended, and based upon 28,678,579 shares of common stock outstanding as of February 8, 2002.

(2)
The preceding table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling shareholders listed above. The selling shareholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the preceding table is presented.

Use of Proceeds

        We will not receive any proceeds from the sale of the shares by the selling shareholders.

Legal matters

        The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Experts

        The financial statements and the related financial statement schedule of the Company and its consolidated subsidiaries, except Lambda Physik AG and subsidiaries (as described below), as of September 30, 2001 and 2000, and for each of the three years in the period ended September 30, 2001, incorporated by reference in this prospectus from the Company's Annual Report on Form 10-K for the year ended September 30, 2001 have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Lambda Physik AG and subsidiaries (consolidated with those of the Company) not presented separately therein as of September 30, 2001 and for the year then ended have been audited by Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH, as stated in their report incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

59,246 Shares

COHERENT, INC.

Common Stock

        We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. Under no circumstances shall the delivery of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is complete and accurate as of any time subsequent to the date of this prospectus.

QuickLinks

Where You Can Find More Information
Incorporation of Certain Documents by Reference
The Company
Plan of Distribution
Selling Shareholders
Use of Proceeds
Legal matters
Experts